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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 22, 1999, with respect to the combined financial statements of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA and Jackson TN cable television systems incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Charter Communications, Inc. for the registration of its 5 3/4% Convertible Senior Notes due 2005 and shares of its Class A Common Stock.

                                       /s/  ERNST & YOUNG LLP

New York, New York
January 26, 2001